EXHIBIT 99.1

PRESS RELEASE

Contact:

Hai Tran, Chief Financial Officer

BioScrip

952-979-3768

BIOSCRIP STOCKHOLDERS ELECT New Independent Director

Yon Y. Jorden to board of directors

ELMSFORD, N.Y., May 14, 2014 – BioScrip, Inc. (NASDAQ: BIOS) today announced that at BioScrip’s 2014 Annual Meeting held on May 8, 2014, its stockholders voted to elect new independent director Yon Y. Jorden, expanding the size of the Board of Directors from nine to ten members, nine of whom are independent and all of whom are elected annually.

Ms. Jorden has more than a decade of leadership experience in health care services and has served as Chief Financial Officer for several publicly-traded health care companies over her career, including AdvancePCS, Oxford Health Plans, Inc. and Wellpoint, Inc. She also has additional expertise across the technology and manufacturing industries. Throughout her career, Ms. Jorden has focused on complex financial transactions, including initial public offerings and mergers and acquisitions, which will bring additional valuable perspective to the BioScrip Board. Ms. Jorden will serve on BioScrip’s Audit Committee and Management Development and Compensation Committee.

“Yon’s extensive public company Board experience, strong financial background and deep knowledge of healthcare will add considerable value to BioScrip’s execution of its ongoing strategic priorities,” said Rick Smith, President and Chief Executive Officer of BioScrip. “We believe BioScrip is a dynamic company with strong growth potential in the infusion industry. Since the beginning of the year, we have welcomed two highly qualified independent directors to our Board, and we look forward to building on our recent success as we benefit from Yon’s perspective and expertise.”

Ms. Jorden is a National Association of Corporate Directors (NACD) Board Leadership Fellow and currently serves on the board of directors of Methodist Health System, a Texas-based not-for-profit hospital system, and Maxwell Technologies, Inc., a publicly-traded manufacturer of energy storage and power delivery solutions. She previously served on the board of directors of Magnetek, Inc. and U.S. Oncology.

Caldwell Partners assisted BioScrip’s Board with its director search process.

About BioScrip, Inc.

BioScrip, Inc. is a leading national provider of infusion and home care solutions. BioScrip partners with physicians, hospital systems, healthcare payors, and pharmaceutical manufacturers to provide patients access to post-acute care services. BioScrip operates with a commitment to bring customer-focused pharmacy and related healthcare infusion therapy services into the home or alternate- site setting. By collaborating with the full spectrum of healthcare professionals and the patient, BioScrip provides cost-effective care that is driven by quality, customer service, and values that promote positive outcomes and an enhanced quality of life for those it serves. BioScrip provides its infusion and home care services from over 80 locations across 29 states.